Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

2U, Inc.

We consent to the use of our report dated February 21, 2014 (except as to the fourth paragraph in Note 16 to the consolidated financial statements, which is as of March 6, 2014), with respect to the consolidated balance sheets of 2U, Inc. and subsidiary as of December 31, 2012 and 2013, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia
March 28, 2014